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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infiniti Solutions Pte Ltd:

We consent to the use of our report dated March 31, 2004, relating to the consolidated balance sheets of Infiniti Solutions Pte Ltd and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the years ended December 31, 2002 and 2003 in the registration statement on Form F-1/A of Infiniti Solutions Pte Ltd and subsidiaries, and consent to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG

Singapore
September 24, 2004